Exhibit  3.5 Articles of Amendment of Articles of Incorporation of Tankless Systems Worldwide, Inc.

CERTIFICATE PURSUANT TO NRS 78.390 OF AMENDMENT OF

ARTICLES OF INCORPORATION OF

TANKLESS SYSTEMS WORLDWIDE, INC.

We, the undersigned, being the President and Chief Executive Officer and Secretary, and the sole Directors of Tankless Systems Worldwide, Inc., do hereby certify:

That the amendment set forth below to the Company’s Articles of Incorporation was duly adopted in accordance with the provisions of the Nevada Revised Statutes sections 78.385 and 78.390 by unanimous vote of the Board of Directors of Tankless Systems Worldwide, Inc., at a meeting duly convened, held on the 13th day of October, 2005, and shall be effective upon filing.

Article FIRST is hereby amended to read as follows:

1.1 The name of this corporation is:  SKYE INTERNATIONAL, INC.

That said change and amendment have been consented to and approved by a majority vote of the stockholders holding a majority of each class of stock outstanding and entitled to vote thereon.

IN WITNESS WHEREOF, TANKLESS SYSTEMS WORLDWIDE, INC., has caused this Certificate to be signed and attested by its duly authorized officer, this 17th  day of October, 2005.

TANKLESS SYSTEMS WORLDWIDE, INC.

By:	/s/ Thomas Kreitzer,
Thomas Kreitzer,Chief Executive Officer,Director

ATTEST:

By:  /s/ Thomas Kreitzer
Thomas Kreitzer, Secretary

STATE OF ARIZONA	§
§
COUNTY OF MARICOPA	§

This instrument was acknowledged before me on this 17th  day of October, 2005, by Thomas Kreitzer, known to me to be the President and Secretary of Tankless Systems Worldwide, Inc..

/s/ Denise Remo
Notary Public, State of Arizona
My Commission Expires: 3-14-07